Exhibit 10.2

AMENDMENT No. 2 TO EMPLOYMENT AGREEMENT
Amendment No 2. (the “Amendment”), dated as of May 8, 2014, to that certain Employment Agreement (the “Agreement”) by and between Body Central Corp. (the “Company”) and Thomas W. Stoltz (the “Executive”), dated as of the 7th day of September, 2011, as amended as of the 16th day of August, 2012 (the “Agreement”).
The undersigned parties hereby desire to amend the Agreement in the manner set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Effective as of the date of this Amendment, Section 2 of the Agreement is hereby amended by deleting subsection (a) in its entirety and inserting in lieu thereof the following:

(a)    Base Salary.
(i) During the Term, subject to Section 2(a)(ii) below, the Executive’s base salary shall be based on an annual rate of Four Hundred Seventy Five Thousand dollars ($475,000). The annual base salary rate in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(ii) Effective as of the second pay period in May 2014 through December 31, 2014, the Executive’s Base Salary shall be reduced to an annual rate of Three Hundred Eighty Thousand Dollars ($380,000) and, on January 1, 2015, restored to its prior amount. This 2014 modified annual base salary rate is referred to herein as the “Modified Base Salary.” The Modified Base Salary shall be payable in a manner that is consistent with the Company’s usual pay practices for senior executives. The Executive will be paid the difference between the Modified Base Salary and the Base Salary (the “Temporary Reduction Amount”) five days after the Company files its Form 10-K for fiscal year 2014, so long as the Executive remains employed by the Company on such date, as a special one-time bonus if: (A) the Company meets the targets for Total EBITDA set forth in the Body Central Corporation 2014 Financial Plan (the “Plan”), dated February 11, 2014, for Quarters 2, 3 and 4 in fiscal year 2014 Provided, however, that such Total EBITDA targets will be adjusted downward for financial advisory, legal, and investment banking fees incurred during quarters 2,3, and 4 in fiscal year 2014 that were not reflected in the Plan, but have been approved by the Board of Directors.; and (B) the Company receives an unqualified audit opinion (which does not express doubt about the Company’s ability to continue as a going concern) from its independent auditors for its financial statements for fiscal year 2014.
2.Effective as of the date of this Amendment, Section 3 of the Agreement is hereby amended by deleting the last sentence of subsection (g) in its entirety and inserting in lieu thereof the following:
Notwithstanding the foregoing, (i) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company for purposes of this Agreement; and (ii) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary or the Modified Base Salary, as applicable, for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive.
3.Effective as of the date of this Amendment, Section 4 of the Agreement is hereby amended by deleting subsections (a) through (c) in their entirety and inserting in lieu thereof the following:

Exhibit 10.2

(a)Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary or Modified Base Salary, as applicable, earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and any accrued but unused vacation; (iii) any vested benefits the Executive may have under any Employee Benefit Plan through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan; and (iv) so long as (A) the termination is not by the Company for Cause, (B) the termination is not by the Executive without Good Reason and (C) the Modified Base Salary is in effect, the Temporary Reduction Amount (collectively, the “Accrued Benefits”).

(b)Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Executive’s Accrued Benefit. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to the Executive’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practices and schedule over 12 months, beginning on the first payroll date that occurs after the 30th day after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Sections 6 -11 of this Agreement, all payments of the Severance Amount shall immediately cease.

(c)Expiration/Non-Renewal of the Agreement by the Company. For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the severance provisions of Section 4(b) will not apply.

(d)Change of Control of the Company. During the Term, in the event of a Change of Control of the Company (as defined below), the Executive will be paid the Temporary Reduction Amount in full immediately prior to the consummation of such Change of Control, provided, however, that the Executive will not be paid the Temporary Reduction Amount as a result of any Change of Control that results from a transaction which: (1) occurs in connection with a proceeding under the United States Bankruptcy Code; or (2) results in consideration to the Company at a level below which the Independent Directors of the Board determine, in their sole discretion, justifies a payment of the Temporary Reduction Amount. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events (to the extent such event constitutes a “change in control” for purposes Section 409A of the Code): (a) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities unless pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board recommends such stockholders accept, other than (i) the Company or any corporation, partnership, limited liability company, business trust or other person or entity controlling, controlled by or under common control with the Company (an “Affiliate”), (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, (b) over a period of thirty-six (36) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was

Exhibit 10.2

approved by the Board, or (c) a sale, transfer or other disposition of all or substantially all of the Company's assets to one or more other persons in a single transaction or series of related transactions (other than to an Affiliate of the Company).

4.The Executive acknowledges and agrees that the modification of his Base Salary as provided in this Amendment shall not constitute Good Reason as set forth in Section 3(e)(ii) of the Agreement.
Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

THOMAS W. STOLTZ		BODY CENTRAL CORP., BODY SHOP OF AMERICA, INC and CATALOGUE VENTURES, INC.

By:	/s/ THOMAS W. STOLTZ	By:	/s/ DONNA ECTON
	Thomas W. Stoltz		Donna Ecton
Chairman of the Board